Exhibit 99.1

CONTACT:	Fiona Thompson.: 877-898-8038

IMMTECH RECEIVES LISTING NOTICE FROM NYSE ALTERNEXT US

New York, New York, December, 30, 2008 – Immtech Pharmaceuticals, Inc. (NYSE Alternext US: IMM) announced today that the Company received notice from the NYSE Alternext US (the “Exchange”) pertaining to its non-compliance with certain continued listing standards of the Exchange. The Company has the opportunity to submit a plan of compliance to the Exchange by January 23, 2009, and the Company plans to submit such a plan to the Exchange. The stock continues to trade under the symbol “IMM.BC.”

Immtech was notified on December 23, 2008 by the Exchange that the Company is not in compliance with the Exchange’s requirements under Section 1003(a)(ii), which pertains to having stockholders’ equity of not less than $4 million and losses from continuing operations and net losses in three out of its four most recent fiscal years, Section 1003(a)(iii), which pertains to having stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years, and Section 1003(a)(iv), which pertains to losses which are substantial in relation to the Company’s overall operations or its existing financial resources.

About Immtech Pharmaceuticals, Inc.

Immtech Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) is focused on global opportunities in the healthcare sector and opportunities in China. Immtech aims to leverage its established expertise and other assets in both new drug sales and enhanced healthcare-related services, including research and information-providing services, for developed and developing countries. For additional information, please visit the Company’s website at http://www.immtechpharma.com.

“Safe Harbor” Statement under the Private Securities Reform Act of 1995: Statements in this press release regarding Immtech Pharmaceuticals, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Immtech’s annual report on Form 10-K for the year ended March 31, 2008 filed on June 18, 2008, and in its other SEC filings and include, but are not limited to: (i) conditions in the credit markets and the general economy; (ii) Immtech’s ability to obtain additional funds; (iii) Immtech’s ability to manage its remaining resources; (iv) Immtech’s ability to continue as a going concern; (v) Immtech’s ability to retain key personnel; (vi) the ability of Immtech’s scientists and collaborators to discover new compounds; (vii) the availability of additional research grants; (viii) Immtech’s ability to obtain regulatory approval of its drug candidates; (ix) the success of Immtech’s clinical trials; (x) dependence upon and contractual relationship with partners; (xi) Immtech’s ability to protect its intellectual property; and (xii) competition and alternative technologies.

In addition, Immtech does not undertake any obligation, and specifically disclaims any obligation to publicly update or revise forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.